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                           EXHIBIT 12.1
                                                     Exhibit 12.1

              WALDEN RESIDENTIAL PROPERTIES, INC.
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED
           FIXED CHARGES AND PREFERRED DISTRIBUTIONS
                     (Dollars in thousands)



                                                                Three Months Ended
                                                                     March 31,
                                                            -----------------------
                                                                1999        1998
                                                              --------     ------
Income before extraordinary item and
 income allocated to minority interests . . . . .             $  6,121    $  8,638
  Add:
   Interest on indebtedness. . . . . . . . . . .                 14,847     13,315
Amortization of deferred financing costs . . . .                    618        233
                                                              ---------   --------
Earnings. . . . . . . . . . . . . . . . . . . .               $  21,586   $ 22,186
                                                              =========   ========
Fixed charges and preferred distributions:
   Interest on indebtedness. . . . . . . . . .                $  14,847   $ 13,315
   Amortization of deferred financing costs. .                      618        233
                                                              ---------   --------
     Fixed charges . . . . . . . . . . . . . .                   15,465     13,548
   Add:
     Preferred distributions (1) . . . . . . .                    4,793      4,796
                                                              ---------   --------
        Combined fixed charges and
        preferred distributions. . . . . . . .                $  20,258     18,344
                                                              =========   ========
Ratio of earnings to fixed charges . . . . . .                    1.40x      1.64x

Ratio of earnings to fixed charges and
  preferred distributions. . . . . . . . . . .                    1.07x      1.21x

(1)     Includes dividends on preferred stock and preferred distributions to minority interest holders.
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